Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Tri-tech Holding, Inc. on Form S-8 of our report dated March 26, 2012 with respect to our audit of the consolidated financial statements of Tri-tech Holding Inc. as of December 31, 2011 and for the year ended December 31, 2011 appearing in the Annual Report on Form 10-K of Tri-tech Holding, Inc. for the year ended December 31, 2011. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/Marcum Bernstein & Pinchuk, LLP

New York, New York

November 8, 2012

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